CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 28, 2003 accompanying the consolidated financial statements of Sunterra Corporation contained in the Registration Statement. We consent to the use of the aforementioned report in the Registration Statement and to the use of our name as it appears under the caption “Experts.”

/s/    GRANT THORNTON LLP

Los Angeles, California

May 29, 2003